Exhibit 99.1
                                                             ------------
Contact: Robert J. Adamson
                  Chairman and Chief Executive Officer
                  (561) 322-1303


                   MEDICAL STAFFING NETWORK HOLDINGS ANNOUNCES
              FOURTH QUARTER 2005 OPERATING RESULTS - PRIMARY FOCUS
                     FOR 2006 WILL BE IMPROVED PROFITABILITY

Boca Raton, Fla. (February 28, 2006) - Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $97.7 million for the fourth quarter of 2005, a decrease of 4.6% from third quarter 2005 revenues of $102.4 million and a decrease of less than $1.0 million from fourth quarter 2004 revenues of $98.5 million. The Company experienced a net loss for the fourth quarter of 2005 of $0.3 million, or $0.01 per share, compared with net income of $0.2 million for the third quarter of 2005, or $0.01 per diluted share, and, essentially, a break-even position for the fourth quarter of 2004.

Commenting on the fourth quarter's results, Robert J. Adamson, chief executive officer, stated, "Our travel and allied divisions performed well this quarter while our per diem division continued to experience softness. The soft market conditions for per diem nurse staffing has lasted much longer than we had hoped. As a result of the prolonged difficult market conditions, we recently made the decision to restructure our per diem nursing division to drive higher profitability. As previously announced, we have closed a number of per diem branch locations that had nominal or negative contribution, allowing us to focus on those markets where there are better near-term opportunities. We are also scaling back our investments in growth initiatives and infrastructure within the nurse per diem business. As a result, we expect this initiative to reduce expenses by approximately $6.0 million, with the full benefit being realized by the third quarter of 2006. We will continue our investments in growth initiatives within Allied and Travel, where market conditions are more favorable. Improved profitability will be our primary focus in 2006."

Gross profit was $21.4 million for the fourth quarter of 2005, a 4.7% decrease from third quarter of 2005 gross profit of $22.5 million and a decrease of 3.0% from fourth quarter of 2004 gross profit of $22.1 million. The year-over-year decrease was due to a reduction in revenue coupled with a decrease in gross margin. Gross margin for the fourth quarter of 2005 was 21.9%, which was consistent with the gross margin for the third quarter of 2005, but a decrease from the 22.4% gross margin during the fourth quarter of 2004. The decrease from the prior year is primarily related to the impact of changes in self insurance reserves at year end.

Selling, general and administrative expenses for the fourth quarter of 2005 decreased slightly to $20.1 million, or 20.6% of revenues, compared with $20.2 million, or 20.6% of revenues, for the same period of the prior year.

Revenues were $402.5 million for the year ended December 25, 2005, a 3.5% decrease from revenues of $417.1 million for the prior year. The decrease was primarily due to continued softness in demand for supplemental healthcare staffing services.

MRN Announces Fourth Quarter Results
Page 4
February 28, 2006


Gross profit was $88.2 million for the year ended December 25, 2005, a 2.0% decrease from gross profit of $90.0 million for the prior year. The decrease was due to a reduction in revenue offset, in part, by a slight improvement in gross margin. Gross margin was 21.9% for the year ended December 25, 2005, as compared with 21.6% for the comparable prior year period. The year-over-year margin increase was primarily due to favorable claims experience under the Company's self insurance programs. Bill-to-pay rate spreads have remained relatively consistent.

Selling, general and administrative expenses were $81.1 million, or 20.1% of revenues, for the year ended December 25, 2005, compared with $82.1 million, or 19.7% of revenues, for the prior year. The decrease was primarily due to a reduction in bad debt expense due to favorable collection history and other cost reduction measures. The net loss for the year ended December 25, 2005, was $0.8 million, or $0.03 per share, compared with a loss of $1.3 million, or $0.4 per share, for the prior year.

Conference Call
The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on Wednesday, March 1, 2006. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.earnings.com.

Company Summary
Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:, our ability to achieve the cost savings recently announced, our ability to successfully complete the reorganization of our per diem branch operations without significant interruption to client service, our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our ability to continue to achieve the JHACO gold seal of approval, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.

                                   -2--MORE-

                                         MEDICAL STAFFING NETWORK HOLDINGS, INC.
                                     Condensed Consolidated Statements of Operations
                                     (unaudited; in thousands, except per share data)

                                                                Three Months Ended               Twelve Months Ended
                                                           ---------------------------       ---------------------------
                                                             Dec. 25,         Dec. 26,        Dec. 25,          Dec. 26,
                                                               2005             2004            2005              2004
                                                            ---------        ---------        ---------        ---------

Service revenues                                            $  97,651        $  98,459        $ 402,507        $ 417,058
Cost of services rendered                                      76,225           76,360          314,341          327,075
                                                            ---------        ---------        ---------        ---------
     Gross profit                                              21,426           22,099           88,166           89,983
                                                            ---------        ---------        ---------        ---------

Operating expenses:
     Selling, general and administrative                       20,141           20,244           81,087           82,067
     Depreciation and amortization                              1,177            1,404            5,259            6,316
     Other                                                          -                -              512                -
                                                            ---------        ---------        ---------        ---------
         Total operating expenses                              21,318           21,648           86,858           88,383
                                                            ---------        ---------        ---------        ---------

Income from operations                                            108              451            1,308            1,600
Interest expense, net                                             662              790            2,767            3,541
                                                            ---------        ---------        ---------        ---------

Loss from operations before benefit from income taxes
                                                                 (554)            (339)          (1,459)          (1,941)
Benefit from income taxes                                        (262)            (261)            (660)            (615)
                                                            ---------        ---------        ---------        ---------

Net loss                                                    $    (292)       $     (78)       $    (799)       $  (1,326)
                                                            =========        =========        =========        =========

Basic net loss per share                                    $   (0.01)       $       -        $   (0.03)       $   (0.04)
                                                            =========        =========        =========        =========

Diluted net loss per share                                  $   (0.01)       $       -        $   (0.03)       $   (0.04)
                                                            =========        =========        =========        =========

Weighted average common shares outstanding:
     Basic                                                     30,235           30,231           30,233           30,228
     Diluted                                                   30,235           30,231           30,233           30,228

Operating Statistics:
Hours worked                                                    2,375            2,329            9,794            9,837


                                   -3--MORE-

                     MEDICAL STAFFING NETWORK HOLDINGS, INC.
                      Condensed Consolidated Balance Sheets
                            (unaudited; in thousands)


                                                         Dec. 25,      Dec. 26,
                                                           2005          2004
                                                       -----------    ----------

ASSETS
Current assets:
     Cash and cash equivalents                       $       42      $      345
     Accounts receivable, net                            55,863          57,478
     Other current assets                                 6,542          11,164
                                                     ----------      ----------
         Total current assets                            62,447          68,987

Furniture and equipment, net                              8,427           8,481
Goodwill, net                                           130,589         129,474
Other assets, net                                         3,453           3,961
                                                     ----------      ----------

     Total assets                                    $  204,916      $  210,903
                                                     ==========      ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and other current liabilities  $   14,416      $   12,457
     Accrued payroll and related liabilities              6,157           6,597
                                                     ----------      ----------
         Total current liabilities                       20,573          19,054

Long-term debt                                           23,991          31,760
Deferred income taxes                                     9,790           9,808
Other long-term obligations                               1,314             255
                                                     ----------      ----------
     Total liabilities                                   55,668          60,877

Total stockholders' equity                              149,248         150,026
                                                     ----------      ----------

Total liabilities and stockholders' equity            $ 204,916      $  210,903
                                                     ==========      ==========


                                      END